ADVENTRX PHARMACEUTICALS REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

Conference call scheduled for November 13 at 1:30 p.m. (Pacific); simultaneous webcast at
www.adventrx.com

SAN DIEGO, November 7, 2007 — ADVENTRX Pharmaceuticals, Inc. (Amex: ANX), a biopharmaceutical research and development company focused on commercializing proprietary product candidates for the treatment of cancer and infectious diseases, today announced financial results for the three-month and nine-month periods ended September 30, 2007.

“We remain optimistic about our anticipated progress for the rest of this year and into 2008, despite the recent setback in our CoFactor program and our decision to discontinue enrolling patients in our Phase 3 study of CoFactor for the first-line treatment of metastatic colorectal cancer,” stated Evan M. Levine, chief executive officer of ADVENTRX. “We are encouraged by continued progress with our vinorelbine emulsion product candidate ANX-530 and our docetaxel emulsion product candidate ANX-514. We expect that our emulsion product candidates will require less expenditures and development time than CoFactor in pursuing regulatory approval for marketing these product candidates.”

Three Months Ended September 30, 2007 Operating Results

ADVENTRX’s net loss was $5.9 million, or $0.07 per share, for the three-month period ended September 30, 2007, compared to a net loss of $5.1 million, or $0.07 per share, for the same period in 2006. Included in the loss for the three-month period ended September 30, 2007 was non-cash, share-based compensation expense amounting to $689,000, compared to $656,000 for the same period a year ago.

Research and development, or R&D, expenses increased by $1.2 million, or 37%, to $4.4 million for the three-month period ended September 30, 2007 from $3.2 million for the same period a year ago. The increase in R&D expenses was primarily due to an $835,000 increase in expenses related to research-related manufacturing and quality assurance activities for our product candidates and a $347,000 increase in personnel and related costs. R&D expenses for the three-month period ended September 30, 2007 included non-cash, share-based compensation expense amounting to $290,000, compared to $110,000 for the same period a year ago.

Selling, general and administrative, or SG&A, expenses decreased slightly by $76,000, or 4%, to $2.0 million for the three-month period ended September 30, 2007 from $2.1 million for the same period a year ago. The decrease in SG&A expenses was substantially due to a $120,000 decrease in business development expense and a $147,000 decrease in share-based compensation expense, partially offset by a $164,000 increase in legal fees primarily related to patent applications. SG&A expenses for the three-month period ended September 30, 2007 included non-cash, share-based compensation expense amounting to $399,000, compared to $546,000 for the same period a year ago.

Interest income amounted to $532,000 for the three-month period ended September 30, 2007, compared to $221,000 for the same period a year ago.

Effective January 1, 2007, the Company adopted FASB Staff Position on No. EITF 00-19-2, Accounting for Registration Payment Arrangements, or FSP EITF 00-19-2. Pursuant to FSP EITF 00-19-2, the Company determined that no contingent liability was required to be recognized as of September 30, 2007 relating to a class of warrants issued in July 2005 that contained a registration payment arrangement, and accordingly, the carrying amount of the warrant liability that had been reported in previous periods was eliminated. In applying the new method retrospectively, the comparative financial statements of prior periods have been adjusted to eliminate the fair value of the warrant liability.

Nine Months Ended September 30, 2007 Operating Results

The net loss for the first nine months of 2007 was $16.8 million, or $0.19 per share, compared to $24.3 million, or $0.34 per share, for the same period a year ago. Included in the loss for the nine-month period ended September 30, 2006 was a charge of $10.4 million of in-process research and development expense recorded in connection with the acquisition of SD Pharmaceuticals and eight of its product candidates.

R&D expenses were $12.0 million for the first nine months of 2007, compared to $8.9 million for the same period a year ago. The increase in R&D expenses for 2007 was primarily related to a $1.4 million increase in expenses related to research-related manufacturing and quality assurance activities for our product candidates, a $214,000 increase in external preclinical study fees and expenses mostly related to ANX-201 and a $1.3 million increase in personnel and related costs.

SG&A expenses were $6.8 million for the first nine months of 2007, compared to $5.5 million for the same period a year ago. The increase in SG&A expenses for 2007 was substantially due to a $1.1 million increase in SG&A personnel and related costs and a $251,000 increase in legal fees primarily related to patent applications.

Revenue of $500,000 in the first nine months of 2007 represented a license fee earned from licensing ANX-211, compared to no revenue for the comparable period in 2006.

Balance Sheet Highlights

As of September 30, 2007, the Company had cash, cash equivalents and investments in securities totaling $38.6 million, including cash and cash equivalents of $19.3 million and short-term investments in securities of $19.3 million. Stockholders’ equity amounted to $35.9 million as of September 30, 2007.

Conference Call and Webcast

Management will host a conference call with a simultaneous webcast that will take place on Tuesday, November 13 at 1:30 P.M. Pacific/4:30 P.M. Eastern to discuss the third quarter of 2007 and provide an update on its clinical trials and any available data. Evan M. Levine, Chief Executive Officer, and Gregory P. Hanson, Senior Vice President and Chief Financial Officer, are scheduled to lead the call and will be joined by other members of the Company’s senior management team. The webcast will be available live via the Internet by accessing ADVENTRX’s web site at http://www.adventrx.com under “Investors” or by telephone at (888) 812-8595 (domestic) or (913) 312-6699 (international). Replays of the webcast will be available for 30 days, and a phone replay will be available through December 13, 2007 by dialing 888-203-1112 and entering the passcode 1410376.

About ADVENTRX Pharmaceuticals

ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on commercializing proprietary product candidates for the treatment of cancer and infectious diseases. The Company seeks to improve the performance and safety of existing treatments by addressing significant problems, such as drug metabolism and bioavailability, excessive toxicity and treatment resistance. More information can be found on ADVENTRX’s web site at http://www.adventrx.com.

Forward Looking Statements

ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks and assumptions that, if they materialize or do not prove to be accurate, could cause ADVENTRX’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that ADVENTRX will be unable to raise sufficient capital to fund the projects necessary to meet its anticipated or stated goals and milestones; the ability to timely enroll subjects in ADVENTRX’s current and anticipated clinical trials; the timing and success of clinical trials; the potential for ADVENTRX’s product candidates to receive regulatory approval for one or more indications on a timely basis or at all; the uncertain process of seeking regulatory approval; other difficulties or delays in developing, testing, manufacturing and marketing ADVENTRX’s product candidates; the potential for regulatory authorities to require additional preclinical work or other clinical requirements to support regulatory filings; the scope and validity of patent protection for ADVENTRX’s product candidates; adverse side effects or inadequate therapeutic efficacy of ADVENTRX’s product candidates; the risk that preclinical results are not indicative of the success of subsequent clinical trials and that products will not perform as preclinical and clinical data suggest or as otherwise anticipated; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at http://www.sec.gov.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date on which it was made.

Contact:
Investors – ADVENTRX Pharmaceuticals, Inc.
Ioana C. Hone
858-552-0866

[Tables to Follow]

ADVENTRX Pharmaceuticals, Inc. and Subsidiaries
(A Development Stage Enterprise)
Summary Condensed Consolidated Financial Information
(In 000s except for per share data)

Consolidated Statement of Operations	Three Months Ended		Nine Months Ended
Data:	September 30,		September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$—	$—	$500	$—
Operating expenses:
Research and development	4,422	3,224	12,047	8,941
Selling, general and administrative	1,979	2,055	6,794	5,545
Depreciation and amortization	45	49	150	128
In-process research and development	—	—	—	10,422

Total operating expenses	6,446	5,328	18,991	25,036

Loss from operations	(6,446)	(5,328)	(18,491)	(25,036)
Interest income	532	221	1,730	710

Loss before income taxes	(5,914)	(5,107)	(16,761)	(24,326)
Provision for income taxes	—	—	—	—

Net loss	$(5,914)	$(5,107)	$(16,761)	$(24,326)

Net loss per share – basic and diluted	$(0.07)	$(0.07)	$(0.19)	$(0.34)

Weighted average shares – basic and diluted	90,008	73,436	89,798	70,896

Balance Sheet Data:
	September 30, 2007	December 31, 2006

	(Unaudited)
Total cash and investments in securities	$38,614	$51,745
Net working capital	35,489	49,889
Total assets	39,877	52,798
Total liabilities	3,977	2,484
Stockholders’ equity	35,900	50,314